                                  EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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                                                    Three months ended         Six months ended
                                                       November 30,              November 30,
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In thousands except per share                         1995       1994           1995      1994
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

AVERAGE SHARES OUTSTANDING
 Primary
  Average shares outstanding                         11,047     12,479         11,035    12,484
  Stock options and other equivalents -
   treasury stock method using
   average market prices                                311        169            277       171
                                                    -------    -------        -------   -------
                                          TOTAL      11,358     12,648         11,312    12,655
                                                    =======    =======        =======   =======

 Fully diluted
  Average common shares outstanding                  11,047     12,479         11,035    12,484
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                             319        169            318       171
                                                    -------    -------        -------   -------
                                          TOTAL      11,366     12,648         11,353    12,655
                                                    =======    =======        =======   =======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary
  Net income                                        $21,452    $12,010        $38,583   $22,776
  Adjustments
    Dividend on preferred stock                          (7)        (7)           (15)      (15)
    Contingent price amortization                        58         58            116       116
                                                    -------    -------        -------   -------
                                          TOTAL     $21,503    $12,061        $38,684   $22,877
                                                    =======    =======        =======   =======

 Fully diluted
  Net income                                        $21,452    $12,010        $38,583   $22,776
  Adjustments
    Dividend on preferred stock                          (7)        (7)           (15)      (15)
    Contingent price amortization                        58         58            116       116
                                                    -------    -------        -------   -------
                                          TOTAL     $21,503    $12,061        $38,684   $22,877
                                                    =======    =======        =======   =======

PER SHARE
 Primary
  Net income per common share
    and common equivalent share                     $  1.89    $   .96        $  3.42   $  1.81
                                                    =======    =======        =======   =======

 Fully diluted
  Net income per common share and
    dilutive common equivalent share                $  1.89    $   .96        $  3.41   $  1.81
                                                    =======    =======        =======   =======

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